UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 21, 2005 (January 20, 2005)

Staktek Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50553	56-2354935
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

8900 Shoal Creek Blvd., Suite 125 Austin, Texas (Address of principal executive offices)	78757 (Zip Code)

Registrant's telephone number, including area code: (512) 454-9531

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 20, 2005, J. Ross Cockrell resigned from the Board of Directors of the Company and from the Compensation Committee of the Board of Directors of the Company.

On January 20, 2005, Edward E. Olkkola was appointed by the Board of Directors to serve as a director of the Company, to hold office for a term expiring at the Annual Meeting of Stockholders held in 2005. Mr. Olkkola was not appointed to serve on any committee of the Board of Directors.

Mr. Olkkola is a general partner of the general partners of both Austin Ventures VII, L.P. and Austin Ventures VIII, L.P., or Austin Ventures, which collectively hold a majority of the Company's outstanding common stock. Mr. Olkkola may be deemed to share voting and investment power with respect to all shares held by Austin Ventures, but Mr. Olkkola disclaims beneficial ownership of those shares except to the extent of his pecuniary interest therein. In February 2004, the Company used approximately $68.0 million of the proceeds of its initial public offering to repay indebtedness owed to Austin Ventures and to redeem preferred stock held by Austin Ventures. These securities were originally issued in connection with Austin Ventures' acquisition of the Company in 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: January 20, 2005	STAKTEK HOLDINGS, INC. By: /s/ W. Kirk Patterson W. Kirk Patterson Vice President Finance and Chief Financial Officer